UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2025

enVVeno Medical Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-38325	33-0936180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

70 Doppler

Irvine, California 92618

(Address of principal executive offices) (Zip Code)

(949) 261-2900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	NVNO	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On May 19, 2025, the Board of Directors (the “Board”) of enVVeno Medical Corporation (the “Company”) appointed Jennifer Bright as Chief Financial Officer of the Company.

Ms. Bright, 54, is a certified public accountant with more than 25 years of professional accounting and finance experience. Ms. Bright was the Chief Financial Officer of BIOLASE, Inc., until November 2024 when the company sold substantially all assets to MegaGen Implant Co., LTD. From June 2020 to December 2020, she was consulting as Interim Director of Accounting at Spectrum Pharmaceuticals and was the Corporate Controller at Kellermeyer Bergensons Services from November 2018 to April 2020. Previously, Ms. Bright held senior accounting director and controller positions at Advantage Solutions, Inc., Crunch Holdings, LLC, Apria Healthcare Group, Inc., and Richmond American Homes, and was a Supervising Senior Auditor at the accounting firm of PricewaterhouseCoopers LLP. Ms. Bright holds a B.A. degree in Business Administration from the University of Washington.

In connection with Ms. Bright’s appointment as Chief Financial Officer, on May 19, 2025, the Company entered into an employment agreement (the “Employment Agreement”) with Ms. Bright. The Employment Agreement is not for a definite time period but rather will continue until terminated in accordance with its terms. Pursuant to the Employment Agreement, Ms. Bright will receive an annual salary of $300,000 in consideration for her service as Chief Financial Officer and will be eligible for a bonus of up to forty percent (40%) of her annual salary. Ms. Bright will be awarded 350,000 stock options pursuant to the Company’s Amended and Restated 2016 Omnibus Incentive Plan at an exercise price of $3.62 per share. Such stock options will vest quarterly over a three (3) year period with a one (1) year cliff, subject to Ms. Bright’s continued employment through each such vesting date. The Employment Agreement further provides that Ms. Bright is entitled to participate in any employee benefit plans that the Company has adopted or may adopt.

The Employment Agreement is terminable due to Ms. Bright’s disability or death, for “Cause” (as defined in the Employment Agreement) or without “Cause” by the Company, and for “Good Reason” (as defined in the Employment Agreement) or voluntarily by Ms. Bright. In the event of Ms. Bright’s death or disability, or termination for “Cause” by the Company or without “Good Reason” by Ms. Bright, Ms. Bright (or her estate) is entitled to receive any unpaid base salary through the termination date, reimbursement for unreimbursed business expenses, accrued but unused vacation time in accordance with the Company’s policy and any other payments or benefits that Ms. Bright is entitled to in accordance with any Company benefit plans (collectively, the “Accrued Benefits”). Upon termination without “Cause” (other than by reason of death or disability) or resignation for “Good Reason,” Ms. Bright will be entitled to three months of severance for each year Ms. Bright is employed by the Company, up to a total of one year of severance, in addition to all Accrued Benefits. Any outstanding unvested securities owned by Ms. Bright on the termination date will vest (or terminate) in accordance with the terms of such grant.

The Employment Agreement contains standard covenants related to confidentiality, non-solicitation and non-disparagement. The Company and Ms. Bright also entered into an indemnification agreement in connection with Ms. Bright’s appointment.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

There is no arrangement or understanding pursuant to which Ms. Bright was selected as Chief Financial Officer, there are no family relationships between Ms. Bright and any other director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company, and there are no related party transactions between the Company and Ms. Bright reportable under Item 404(a) of Regulation S-K.

Resignation of Chief Financial Officer

On May 19, 2025, Craig Glynn resigned as Chief Financial Officer of the Company. Mr. Glynn did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. It is expected that Mr. Glynn and the Company will enter into a consulting agreement, pursuant to which Mr. Glynn will serve as a consultant and will work with the Company’s executive management, finance, and accounting teams to ensure an orderly transition of the responsibilities of the Chief Financial Officer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVVENO MEDICAL CORPORATION

Dated: May 20, 2025	/s/ Robert A. Berman
Robert A. Berman
Chief Executive Officer